Exhibit 99.1

WII COMPONENTS, INC.

PRESS RELEASE

Investor Contact:
Dale B. Herbst
(320) 656-2302
dherbst@woodcraftind.com

FOR IMMEDIATE RELEASE

WII COMPONENTS, INC. REPORTS
SECOND QUARTER 2004 RESULTS

Conference Call Scheduled for
August 10, 2004, at 10:30 a.m. (EST)

St. Cloud, MN, August 10, 2004 – WII Components, Inc. today reported results for the second quarter ended June 30, 2004.

Results for the Second Quarter 2004

Net sales for the second quarter 2004 were up about $6.0 million to $51.2 million, or 13.3% against the second quarter of 2003.  This increase primarily relates to increases in volume due in part to overall industry growth and in part to market share gain, and price adjustments due to increases in raw material costs.

Gross profit in the first quarter decreased by approximately $0.8 million or 8.3% to $8.8 million down from last year’s second quarter gross profit of $9.6 million.  This decrease is a result of increases in raw material costs compared to the same period in 2003 and inefficiencies due to the expansion of the company’s Brentwood facility.  These costs were partially offset in part by the spreading of fixed costs over a larger sales base.

Net income for the second quarter was $1.6 million which was down approximately $1.4 million from a net income of $3.0 million for the second quarter last year.  The second quarter 2004 includes approximately $0.8 million, net of tax, for higher interest cost related to the increase in indebtedness and higher interest rate in connection with the issuance of $120.0 million senior notes in February 2004.

EBITDA for the second quarter was $7.3 million, down $0.9 million compared to $8.2 million for the same quarter last year.  EBITDA after certain adjustments was $7.9 million, down approximately $0.6 million from an adjusted EBITDA of $8.5 million in the second quarter last year.

Net sales for the six months ended June 30, 2004 were up about $12.8 million to $98.9 million, or 14.9% compared to 2003.

Net income for the six months ended June 30, 2004 was $0.7 million which was down approximately $4.7 million from a net income of $5.4 million for same period in 2003.  Net income for the six months ended June 30, 2004 includes approximately $1.8 million net of tax for higher interest cost related to the increase in debt and higher interest rate in connection with the issuance of $120.0 million senior notes in February 2004.  It also includes approximately $2.1 million net of tax for a write-off of financing fees related to the senior credit facility from April 2003, which was subsequently paid off in February 2004.

EBITDA for the six months ended June 30, 2004 was $9.8 million, down $4.5 million compared to $14.3 million for the same period last year.  EBITDA after certain adjustments was $15.1 million, down approximately $2.0 million from an adjusted EBITDA of $17.1 million in the same period last year.

Total indebtedness on June 30, 2004 including the company’s 10% Senior Notes Due 2012 is $129.0 million, an increase of $3.5 million from March 31, 2004 driven by the acquisition of Grand Valley.  The $129.0 million includes $5.0 million advanced under the company’s senior secured revolving credit facility which has borrowing capacity up to $25.0 million.  The leverage ratio was 4.6 times as of June 30, 2004 which is up from 4.4 times as of March 31, 2004.  Working capital was $11.8 million as of June 30, 2004 which is down $2.0 million from the March 31, 2004 balance of $13.8 million.  Capital expenditures were $0.8 million or about 1.6% of sales for the second quarter of 2004.

EBITDA and Adjusted EBITDA

Management supplements the company’s financial statements with EBITDA, defined as earnings before interest, taxes, depreciation and amortization, which is a non-GAAP financial measure and also makes certain adjustments to EBITDA.  EBITDA is used because management believes it is a useful measure in the company’s operating performance compared to that of other companies in the company’s industry and also of the company’s ability to service debt.  Management believes this for several reasons.  First, these measures eliminate the effect of long-term financing, income taxes and the accounting effects of capital expenditures, all of which may vary for different companies for reasons unrelated to overall operating performance.  Next, EBITDA eliminates certain historical charges that management believes aren’t relevant to the evaluation of the company’s ongoing operations.  However, neither EBITDA nor adjusted EBITDA is a measure of performance or liquidity under GAAP and neither should be considered as an alternative to net income or net cash flows provided by operating activities as determined in accordance with GAAP.  The company’s calculation of EBITDA and adjusted EBITDA may not be comparable to the calculation of similarly titled measures reported by other companies

Investor Conference Call

WII Components, Inc.’s conference call for investors, analysts, and the media will be held on August 10, 2004, starting at 10:30 a.m. (EST).  Participating in the call will be John Fitzpatrick, CEO, and Dale Herbst, CFO.  To participate, please call (800) 821-1449.

A digitized replay of the conference call will be available after the conference call for approximately 1 week and can be accessed by dialing (877) 519-4471 and entering the access code of 5054340.

WII Components, Inc. is one of the leading manufacturers of hardwood cabinet doors, hardwood components and engineered wood products in the United States. The company is headquartered in St. Cloud, Minnesota, and, together with its subsidiaries, has manufacturing plants in St. Cloud, Minnesota, Foreston, Minnesota, Bowling Green, Kentucky, Wahpeton, North Dakota, Orwell, Ohio and Molalla, Oregon.

Statements made in this press release may include statements which are not historical facts and are considered forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995.  Statements that are predictive in nature, that depend upon or refer to future events or conditions that include words such as “believe”, “anticipate”, “expect”, “will”, “may”, “estimate”, “should”, “continue”, “plans”, “intends”, “likely” or other similar expressions are forward-looking statements.  Any forward-looking statements reflect WII Components’ current views about future results of operations and other forward-looking information.  You should not rely on forward-looking statements because WII Components’ actual results may differ materially from those indicated by these forward-looking statements as a result of a number of important factors.  These factors include WII Components’ leverage, covenants under its borrowing agreements, changes in the economy in general and the home building, home repair and remodeling industry in particular, changes in the price of raw materials, WII Components’ ability to integrate acquisitions, the effect of acquisitions on earnings, disruptions in the delivery of goods or its products, competition and changes in its costs including cost of labor.  WII Components does not intend to, and undertakes no duty to, update the information disclosed in this press release.

WII COMPONENTS, INC. AND SUBSIDIARIES (SUCCESSOR), AND WOODCRAFT INDUSTRIES, INC. AND SUBSIDIARIES (PREDECESSOR)

CONSOLIDATED CONDENSED BALANCE SHEETS

JUNE 30, 2004 AND DECEMBER 31, 2003

(In thousands)

	(Unaudited) Successor	Successor
	June 30, 2004	December 31, 2003
ASSETS

CURRENT ASSETS:
Cash	$2	$39
Accounts receivable-net	10,750	9,158
Inventories	14,584	13,327
Other current assets	4,547	4,848

Total current assets	29,883	27,372

PROPERTY, PLANT, AND EQUIPMENT, NET	41,560	37,023

OTHER ASSETS	124,409	109,530

TOTAL	$195,852	$173,925

LIABILITES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Current maturities of long-term debt & capital leases	$753	$25,513
Account payable	5,523	6,071
Accrued payroll	3,389	2,626
Other current liabilities	8,390	7,294

Total current liabilities	18,055	41,504

LONG-TERM DEBT & CAPITAL LEASES – Net of current maturities	128,206	73,923

DEFERRED INCOME TAXES	4,364	4,364

STOCKHOLDER’S EQUITY	45,227	54,134

TOTAL	$195,852	$173,925

WII COMPONENTS, INC. AND SUBSIDIARIES (SUCCESSOR), AND WOODCRAFT INDUSTRIES, INC. AND SUBSIDIARIES (PREDECESSOR)

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

(In thousands)

	(Unaudited) Successor Three Months Ended June 30, 2004	(Unaudited) Successor Three Months Ended June 30, 2003

NET SALES	$51,217	$45,180

COST OF SALES	42,377	35,564

Gross Profit	8,840	9,616

OPERATING EXPENSES	2,960	2,788

OPERATING INCOME	5,880	6,828

INTEREST (EXPENSE)	(3,429)	(2,134)
OTHER INCOME (EXPENSE)	8	17

INCOME (LOSS) BEFORE PROVISION FOR INCOME TAXES	2,459	4,711

PROVISION (BENEFIT) FOR INCOME TAXES	901	1,761

NET INCOME (LOSS)	$1,558	$2,950

WII COMPONENTS, INC. AND SUBSIDIARIES (SUCCESSOR), AND WOODCRAFT INDUSTRIES, INC. AND SUBSIDIARIES (PREDECESSOR)

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

(In thousands)

	(Unaudited) Successor Six Months Ended June 30, 2004	(Unaudited) Successor Three Months Ended June 30, 2003	Predecessor Three Months Ended March 31, 2003

NET SALES	$98,936	$45,180	$40,980

COST OF SALES	81,729	35,564	32,071

Gross Profit	17,207	9,616	8,909

OPERATING EXPENSES	6,705	2,788	4,188

OPERATING INCOME	10,502	6,828	4,721

INTEREST (EXPENSE)	(5,918)	(2,134)	(835)
OTHER INCOME (EXPENSE)	(3,420)	17	28

INCOME (LOSS) BEFORE PROVISION FOR INCOME TAXES	1,164	4,711	3,914

PROVISION (BENEFIT) FOR INCOME TAXES	422	1,761	1,404

NET INCOME (LOSS)	$742	$2,950	$2,510

We recommend you review these unaudited financial statements in conjunction with the December 31, 2003 audited financials posted on our web site.  Operating results for the six months ended June 30, 2004 are not necessarily indicative of the results that may be expected for the fiscal year ended December 31, 2004.  WII Components, Inc. (formerly WII Holdings, Inc. and referred to herein as the “Successor”), a Delaware corporation, was formed to acquire 100% of the common stock of Woodcraft Industries, Inc. and Subsidiaries (the “Predecessor”) in a buyout from the former owners.  On April 9, 2003, pursuant to a sale agreement between WII Components, Inc. and the former owners, WII Components, Inc. acquired the common stock of Woodcraft Industries, Inc.  For accounting purposes, the acquisition date is considered to be April 1, 2003.  WII Components, Inc. has no independent assets or operations separate from its consolidated subsidiaries.

WII COMPONENTS, INC. AND SUBSIDIARIES (SUCCESSOR), AND WOODCRAFT INDUSTRIES, INC. AND SUBSIDIARIES (PREDECESSOR)

RECONCILIATION OF EBITDA AND ADJUSTED EBITDA TO NET INCOME

(In thousands)

	(Unaudited) Successor Three Months Ended June 30, 2004	(Unaudited) Successor Three Months Ended June 30, 2003
NET INCOME (LOSS)	$1,558	$2,950

Interest Expense	3,429	2,134

Income Tax Expense (Benefit)	901	1,761

Depreciation and Amortization	1,385	1,379

EBITDA	7,273	8,224

Consulting Fees (a)	125	150

LIFO Adjustment (b)	207	120

Stock Compensation Expense (c)	261	0

Loss (Gain) on Sale of Assets	0	4

ADJUSTED EBITDA	$7,866	$8,498

(a)            Represents consulting fees paid to a former majority shareholder of PrimeWood, Inc. pursuant to an agreement that expires June 2004

(b)           Represents non-cash adjustments to inventory and cost of sales due to the selection of the last-in, first-out, or LIFO method of valuing inventory for tax and accounting purposes

(c)            Represents stock compensation expense related to stock option variable accounting.

WII COMPONENTS, INC. AND SUBSIDIARIES (SUCCESSOR), AND WOODCRAFT INDUSTRIES, INC. AND SUBSIDIARIES (PREDECESSOR)

RECONCILIATION OF EBITDA AND ADJUSTED EBITDA TO NET INCOME

(In thousands)

	(Unaudited) Successor Six Months Ended June 30, 2004	(Unaudited) Successor Three Months Ended June 30, 2003	Predecessor Three Months Ended March 31, 2003

NET INCOME (LOSS)	$742	$2,950	$2,510

Interest Expense	5,918	2,134	835

Income Tax Expense (Benefit)	422	1,761	1,404

Depreciation and Amortization	2,732	1,379	1,283

EBITDA	9,814	8,224	6,032

Management Fees (a)	0	0	81

Consulting Fees (b)	275	150	150

LIFO Adjustment (c)	333	120	288

Stock and Other Incentive Compensation Expense (d)	1,200	0	1,841

Financing Fees (e)	3,454	0	0

Loss (Gain) on Sale of Assets	1	4	218

ADJUSTED EBITDA	$15,077	$8,498	$8,610

(a)            Represents periodic fees paid to the private equity firm, which managed the equity fund that owned the Predecessor prior to our acquisition by Behrman Capital III L.P.

(b)           Represents consulting fees paid to a former majority shareholder of PrimeWood, Inc. pursuant to an agreement that expires June 2004

(c)            Represents non-cash adjustments to inventory and cost of sales due to the selection of the last-in, first-out, or LIFO method of valuing inventory for tax and accounting purposes

(d)           Represents stock compensation expense related to stock option variable accounting and the issuance of common stock, additional incentive compensation to certain key employees in recognition of our improved financial performance and the successful completion of the offering of our 10% Senior Notes Due 2012 and includes cash payments in 2003 to holders of our capital stock for certain tax liabilities incurred upon the sale of capital stock in connection with out acquisition by Behrman Capital III, L.P.

(e)            Represents the write-off of financing fees related to the modification of credit facility in connection with the acquisition of our Brentwood subsidiary